                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  NANOGEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 [Company Logo]

                           10398 Pacific Center Court
                           San Diego, California 92121
                     Tel: (619) 546-7700 Fax: (619) 546-7717

                                  May 27, 1999



Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders which will be held on June 30, 1999, at 9:00 a.m. at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California 92037.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

     A copy of our Annual Report to Stockholders is also enclosed.

     The Board of Directors and management look forward to seeing you at the meeting.

                                Sincerely yours,


                               /s/  HOWARD C. BIRNDORF


                               Howard C. Birndorf
                               Chairman of the Board and Chief Executive Officer

                                  NANOGEN, INC.

                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1999
                                  ------------


     The Annual Meeting of Stockholders of Nanogen, Inc. (the "Company") will be held at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California 92037 on June 30, 1999, at 9:00 a.m., for the following purposes:

     1.   To elect two Class I directors.

     2. To consider and vote upon a proposal to amend the 1997 Stock Incentive Plan ("1997 Stock Plan") to increase the number of shares authorized for issuance under the plan by 925,000 shares.

     3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

     The Board of Directors has fixed the close of business on May 3, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment of the Annual Meeting. A complete list of stockholders entitled to vote will be available at the offices of the Secretary of the Company, 10398 Pacific Center Court, San Diego, California, for ten days before the meeting.

     WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                   By order of the
                                   Board of Directors.


                                   /s/  HARRY J. LEONHARDT


                                   Harry J. Leonhardt
                                   Vice President, General Counsel and Secretary

May 27, 1999

                                  NANOGEN, INC.
                                  ------------

                                 PROXY STATEMENT
                                  ------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nanogen, Inc., a Delaware corporation ("Nanogen" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California 92037 on June 30, 1999, and any adjournment of the Annual Meeting (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for Class I director listed in this Proxy Statement and FOR approval of proposals 2 and 3 described in the Notice of Annual Meeting and in this Proxy Statement.

     Stockholders of record at the close of business on May 3, 1999 are entitled to notice of and to vote at the Annual Meeting. As of April 27, 1999 the Company had 18,836,341 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

     Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the most votes cast in their favor will be elected. Proposals 2 and 3 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

     The Company will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by the Company's directors, officers or other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. Employees of Georgeson & Co. will also solicit proxies at an anticipated fee of approximately $6,500 plus reasonable out-of-pocket expenses.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 27, 1999.

                                    IMPORTANT

      WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

     The Company has three classes of directors, Class I consisting of two directors and Class II and Class III each consisting of three directors, serving staggered three-year terms. Currently, one Class II director's seat and one Class III director's seat are vacant, and such seats will remain vacant following the Annual Meeting as the Nominating Committee has not yet identified suitable candidates for such seats. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named. Two Class I directors are to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2002 or until each such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 2000 and 2001 for Class II and Class III directors, respectively.

     UNLESS AUTHORITY TO VOTE FOR DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION OF MESSRS. BIRNDORF AND GARNER AS CLASS I DIRECTORS.

     Set forth below is information regarding the nominees for Class I director and the continuing directors of Class II and Class III, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of May 3, 1999, and the year in which each became a director of the Company.

CLASS I

Howard C. Birndorf....................................................       49

Mr. Birndorf, a founder of the Company, has served as Chairman of the Board and Chief Executive Officer since October 1993. Mr. Birndorf also served as Chief Financial Officer from December 1997 to July 1998 and from September 1993 to October 1997. Mr. Birndorf was a co-founder and Chairman Emeritus of Ligand Pharmaceuticals, Incorporated ("Ligand") where from January 1988 to November 1991 he was President and Chief Executive Officer. He was also a co-founder, director and Executive Vice President of Gen-Probe Incorporated ("Gen-Probe"), co-founder and Vice President of Corporate Development at Hybritech, Incorporated ("Hybritech"), co-founder and director of IDEC Pharmaceuticals Corporation ("IDEC Pharmaceuticals") and was involved in the formation of Gensia Pharmaceuticals, Inc. (currently known as Gensia Sicor, Inc.) where he was a director. From November 1991 to January 1994, Mr. Birndorf was President of Birndorf Technology Development, an investment and consulting company. He is currently a director of the Cancer Center of the University of California, San Diego. Mr. Birndorf received an M.S. in Biochemistry from Wayne State University.

Cam L. Garner.........................................................       51

Mr. Garner has been a director of the Company since September 1997. Since May 1990, Mr. Garner has been Chief Executive Officer of Dura Pharmaceuticals, Inc. ("Dura"), from 1990 to 1998 he served as President, and since 1995 he has served as Dura's Chairman of the Board of Directors. Prior to joining Dura, Mr. Garner served as President of Syntro Corporation, a biotechnology company, from November 1987 to June 1989. Mr. Garner is currently a director of Safeskin Corporation, a manufacturer of medical supplies, Cardio Dynamics International, a manufacturer of medical devices, and Spiros Development Corporation II, Inc., a developer of pulmonary drug delivery systems. Mr. Garner received a B.S. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.

CLASS II

Brook H. Byers........................................................       53

Mr. Byers has been a director of the Company since 1994. Mr. Byers is a general partner of Kleiner Perkins Caufield & Byers ("KPCB"), a venture capital firm which he joined in 1977. He was the founding president and chairman of four life sciences companies: Hybritech, IDEC Pharmaceuticals, InSite Vision Inc. and Ligand. Mr. Byers currently serves as a director of Axys Pharmaceuticals Corporation and a number of privately held technology companies. Mr. Byers serves on the Board of Directors of the University of California, San Francisco Foundation and the California Healthcare Institute.

Tina S. Nova..........................................................       45

Dr. Nova has been a director of the Company since April 1994 and has served as President and Chief Operating Officer since February 1994. Dr. Nova began her scientific career at Hybritech, where she was responsible for the development of several diagnostic products commonly used in clinical laboratories today. She joined Ligand as Executive Director of Development where she developed the automated high-throughput screening assay utilized in their drug discovery efforts. She then joined PRIZM Pharmaceuticals ("PRIZM"), where from 1992 to February 1994 she was Vice President and Chief Operating Officer. Dr. Nova has published in numerous scientific journals, and is an inventor on several patents and patent applications in the area of assay development. Dr. Nova currently serves on the Board of Directors of BIOCOM, the Cancer Center of the University of California, San Diego and the Doris Howell Foundation for Women's Healthcare. Dr. Nova received a Ph.D. in Biochemistry from the University of California, Riverside followed by a postdoctoral fellowship in Dermatology and Pharmacology at New York University Medical School.


CLASS III

David G. Ludvigson....................................................       48

Mr. Ludvigson has been a director of the Company since 1996. Since August 1998, Mr. Ludvigson has been Senior Vice President and Chief Financial Officer of Matrix Pharmaceuticals, Inc. From February 1996 to June 1998, Mr. Ludvigson was President and Chief Operating Officer of NeTpower. From 1992 to 1995, Mr. Ludvigson was Senior Vice President and Chief Financial Officer of IDEC Pharmaceuticals. Prior to that time, he served as Senior Vice President of Sales and Marketing for Conner Peripherals and as Executive Vice President, Chief Financial Officer and a director of MIPS Computer Systems, Inc., a RISC microprocessor developer and systems manufacturer. Mr. Ludvigson received a B.S. and an M.A.S. from the University of Illinois.

Thomas G. Lynch.......................................................       42

Mr. Lynch has been a director of the Company since February 1997. Mr. Lynch is Executive Vice President, Chief Financial Officer and a director of Elan Corporation, plc ("Elan"), a drug delivery and biopharmaceutical company headquartered in Dublin, Ireland, where he is responsible for finance, treasury, strategic planning and corporate and investor relations. He is also a member of the executive committee of Elan's board of directors. Prior to his appointment at Elan in 1993, Mr. Lynch was a partner with KPMG Peat Marwick where he specialized in securities matters and business advisory and accounting services. Mr. Lynch is also a director of Pembroke Capital Limited, Icon plc, Axogen Limited and Warner Chilcott, plc.

     The Board of Directors held five meetings during 1998. Other than Mr. Lynch, all Directors then in office attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such Directors serve during the periods of their respective Board and Committee memberships.

     The Board of Directors has appointed a Compensation Committee and an Audit Committee. In addition, during 1998 the Board of Directors appointed an ad hoc committee (the "Ad Hoc Committee") to evaluate a loan and standstill agreement proposed to be entered into with an entity in which certain directors had an interest.

     The current members of the Compensation Committee are Cam L. Garner and Thomas G. Lynch. The Compensation Committee held seven meetings during 1998. The Compensation Committee's functions are to determine and supervise compensation to be paid to officers and directors of the Company. See "Report to Stockholders on Executive Compensation."

     The current members of the Audit Committee are David G. Ludvigson, Thomas
G. Lynch and Tina S. Nova, Ph.D. The Audit Committee held one meeting during 1998. The Audit Committee's functions are to monitor the effectiveness of the audit effort, to supervise the Company's financial and accounting organization and financial reporting and to select a firm of certified public accountants whose duty it is to audit the books and accounts of the Company for the fiscal year for which they are appointed.

     The members of the Ad Hoc Committee were Cam L. Garner and David G. Ludvigson. The Ad Hoc Committee held two meetings during 1998. The Ad Hoc Committee's functions were to evaluate and approve the terms of a secured loan by the Company to a corporation in exchange for an exclusive period to negotiate for a license to certain intellectual property. Directors Birndorf, Byers and Nova were interested directors in the transaction. See "Certain Transactions."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 27, 1999 as to shares of Common Stock beneficially owned by (i) each director and nominee for director, (ii) the current officers of the Company named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                                       BENEFICIAL OWNERSHIP
                                                                          OF COMMON STOCK
                                                                    ----------------------------
                                                                     NUMBER OF        PERCENT
                                                                     SHARES(1)       OF CLASS(2)
                                                                     ---------       -----------
Entities Affiliated with Enterprise
  Management Partners II, L.P.(3)...............................     1,635,397          8.7%
  7979 Ivanhoe, Suite 550
  La Jolla, CA 92037
Elan Corporation, plc(4)........................................     1,287,878          6.8%
  Lincoln House
  Dublin 2
  Ireland
Kleiner Perkins Caufield & Byers VI(5)..........................     1,243,109          6.6%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Howard C. Birndorf (6)(15)......................................     1,219,949          6.5%
  Nanogen, Inc.
  10398 Pacific Center Court
  San Diego, CA 92121
Becton, Dickinson and Company ..................................     1,212,120          6.4%
  1 Becton Drive
  Franklin Lakes, NJ 07417-1880
Hoechst AG (7)..................................................     1,029,328          5.4%
  D-65926 Frankfurt am Main
  Germany
Entities Affiliated with Sprout Group(8)........................     1,002,497          5.3%
  3000 Sand Hill Road, Bldg. 4., Suite 270
  Menlo Park, CA 94025
Thomas G. Lynch(4)(9)...........................................     1,326,766          7.0%
Brook H. Byers(5)...............................................     1,243,109          6.6%
Cam L. Garner(9)................................................        27,777          *
David G. Ludvigson(10)..........................................        26,666          *
Tina S. Nova, Ph.D.(11)(15).....................................       412,531          2.2%
James P. O'Connell, Ph.D.(12)(15)...............................       244,524          1.3%
W. J. Kitchen, Sc.D.(13)(15)....................................       235,977          1.2%
Kieran T. Gallahue(13)(15)......................................       136,785          *
All Directors and Executive Officers
  as a group (12 persons)(14)(15)...............................     5,172,487          27.1%

----------
*Less than one percent

     (1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

     (2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

     (3)  Includes (i) 1,483,035 shares held by Enterprise Partners II, L.P.,
          (ii) 145,062 shares held by Enterprise Partners II Associates, L.P.,
          (iii) 6,820 shares held by Enterprise Partners III, L.P. and (iv) 480 shares held by Enterprise Partners III Associates, L.P.

     (4) Includes 1,287,878 shares held by Elan International Services Limited ("Elan International"). Mr. Lynch, a director of the Company, is Executive Vice President, Chief Financial Officer and a director of Elan, the parent company of Elan International, and as such, may be deemed to share voting and investment power with respect to the shares held by Elan International. Mr. Lynch disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

     (5) Includes 20,000 shares issuable to KPCB VI upon the exercise of outstanding warrants exercisable within 60 days of April 27, 1999. Mr. Byers, a director of the Company, is a general partner of KPCB VI, and as such, may be deemed to share voting and investment power with respect to the shares held by such entity. Mr. Byers disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

     (6) Includes 2,064 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999.

     (7) Includes 120,238 shares issuable to Hoechst upon the exercise of warrants issuable and exercisable within 60 days of April 27, 1999.

     (8) Includes 76,518 shares held by Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), 919,299 shares held by Sprout Capital VII, L.P. ("Sprout Capital") and 6,680 shares held by an affiliate of DLJ.

     (9) Includes 16,666 shares issuable to each of Mr. Lynch and Mr. Garner upon the exercise of options exercisable within 60 days of April 27, 1999, subject to repurchase of unvested shares.

     (10) Includes 2,431 unvested shares subject to repurchase by the Company at April 27, 1999.

     (11) Includes 2,083 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999.

     (12) Includes 34,895 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999, subject to repurchase of unvested shares.

     (13) Includes 1,562 shares issuable to each of Dr. Kitchen and Mr. Gallahue upon the exercise of options exercisable within 60 days of April 27, 1999.

     (14) Includes an aggregate of 203,131 shares issuable upon the exercise of options exercisable within 60 days of April 27, 1999, subject to repurchase of unvested shares, and an aggregate of 20,000 shares issuable upon the exercise of outstanding warrants exercisable within 60 days of April 27, 1999.

     (15) Includes unvested shares subject to repurchase by the Company at April 27, 1999, as follows: Mr. Birndorf, 240,363 shares; Dr. Nova, 86,656 shares; Dr. O'Connell, 55,259 shares; Dr. Kitchen, 162,055 shares; and Mr. Gallahue, 94,652 shares.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


EXECUTIVE OFFICERS

     The names of and certain biographical information regarding the Company's executive officers who are not also directors are set forth below:


Name                             Age    Position
----                             ---    --------
W. J. Kitchen, Sc.D.             57     Senior Vice President, Operations
Clare L. Bromley III             50     Senior Vice President, Marketing and Business Development
Daniel D. Burgess                37     Vice President and Chief Financial Officer
Harry J. Leonhardt, Esq.         42     Vice President, General Counsel and Secretary
James P. O'Connell, Ph.D.        52     Vice President, Science and Technology
Kieran T. Gallahue               35     Vice President, Strategic Marketing

     W. J. KITCHEN, Sc.D., joined the Company in December 1997 as Senior Vice President, Operations. From May 1993 to December 1997, Dr. Kitchen served as Corporate Vice President, Director of Technology and Quality of the Automotive, Energy and Components Sector of Motorola, Inc. ("Motorola"). He joined Motorola's Semiconductor Products Sector in 1982 where his various positions included Vice President, Director Strategic R&D, Vice President Technology, Vice President, Director, Advanced Technology Center, and Director, Semiconductor R&D Laboratories. Prior to joining Motorola, Dr. Kitchen was a senior executive with the National Security Agency where he was responsible for the development and manufacturing of secure communications equipment. He received a B.S. in Electrical Engineering from Virginia Military Institute, M.S. and Doctor of Science degrees in Electrical Engineering from the University of Virginia and an M.B.A. from the Industrial College of the Armed Forces.

     CLARE L. BROMLEY III joined the Company in October 1998 as Senior Vice President, Marketing and Business Development. From November 1995 to October 1998 Mr. Bromley served as Senior Vice President, Sales and Marketing for Molecular Dynamics, Inc. ("Molecular Dynamics"). Prior to working at Molecular Dynamics, Mr. Bromley held a variety of positions with Hewlett-Packard Company ("HP") in the Chemical Analysis Group. From November 1994 to November 1995, Mr. Bromley was the Manager of Information Architecture, HP Chemical Analysis Group Sales and Marketing. From July 1993 to November 1994 he was Worldwide Bioscience Sales and Marketing Manager. From November 1988 to July 1993 he was Global Accounts Marketing Manager, Chemical Analysis Group. Mr. Bromley holds a B.S. in Natural Sciences with a Chemistry concentration from Mercer University.

     DANIEL D. BURGESS joined the Company in August 1998 as Vice President and Chief Financial Officer. From 1988 to 1998 Mr. Burgess was employed in a variety of senior management positions with Gensia Sicor, Inc. ("Gensia Sicor") and Gensia Automedics, Inc., a subsidiary of Gensia Sicor ("Gensia Automedics") that was subsequently partially divested. His positions included President and a director of Gensia Automedics, where his responsibilities included all aspects of this medical products company and Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia Sicor, Mr. Burgess held positions with Castle & Cooke, Inc. and Smith Barney, Harris Upham and Co. He received an A.B. degree in economics from Stanford University and an MBA from the Harvard Business School.

     HARRY J. LEONHARDT, ESQ. has served as Vice President, General Counsel and Secretary since July 1996. From 1990 to 1996, Mr. Leonhardt served in various capacities at Allergan, Inc., as Senior Attorney and Head of Intellectual Property Litigation, Assistant General Counsel and Head of Worldwide Litigation, and during a two-year expatriate assignment at its European headquarters in England, served as General Counsel for Allergan's European Operations. From 1983 to 1990, Mr. Leonhardt was an associate attorney with the patent firm of Lyon &

Lyon LLP in Los Angeles, where he represented a number of high technology clients in the fields of biotechnology, pharmaceuticals, diagnostic devices, genetic probes and genetic engineering. Mr. Leonhardt received a B.Sc. in Pharmacy from the Philadelphia College of Pharmacy and Science and a J.D. from the University of Southern California Law Center.

     JAMES P. O'CONNELL, PH.D. has served as Vice President, Science and Technology, since January 1999. He previously served as Vice President of Research and Product Development from December 1994 to January 1999. From August 1988 to December 1994, Dr. O'Connell was Vice President, Research and Development and Central Operations for Ortho Diagnostic Systems, a Johnson & Johnson Company, where he was responsible for general management of research and development, manufacturing and industrial engineering, purchasing and procurement. Dr. O'Connell was also responsible for the research activities of the Johnson & Johnson Biotechnology Center in La Jolla, California. Prior to October 1988, Dr. O'Connell was Director of Immunodiagnostics Research and Development at Becton Dickinson. He received a M.S. and Ph.D. in Microbiology and Public Health from the University of North Carolina.

     KIERAN T. GALLAHUE has served as Vice President, Strategic Marketing since January 1998. From 1995 to 1997, he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory ("IL") where he was responsible for the worldwide strategic sales and marketing, and research and development efforts for this business unit. From 1992 to 1995, he held a variety of sales and marketing positions within IL. In addition, Mr. Gallahue held various marketing positions within Procter & Gamble from 1991 to 1992 and the General Electric Company from 1985 to 1989. Mr. Gallahue holds an MBA from the Harvard Business School.

SUMMARY COMPENSATION INFORMATION

     Information is set forth below concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1997 and 1998 of those persons who were at December 31, 1998 (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                           -------------------             ------------------------
                                                                                     AWARDS
                                                                           ------------------------
                                                            OTHER           RESTRICTED   SECURITIES   ALL OTHER
NAME AND                                                    ANNUAL          STOCK        UNDERLYING    COMPEN-
PRINCIPAL POSITION         YEAR   SALARY($)    BONUS($)   COMPENSATION($)   AWARDS($)    OPTIONS(#)   SATION($)
------------------         ----   ---------    --------   ---------------   ---------    ----------   ---------
Howard C. Birndorf         1998   $300,000     $170,000        --             --           --            --
 Chief Executive           1997    285,000       75,000        --             --          437,496        --
 Officer...............    1996    270,000       60,000        --             --          183,332        --

Tina S. Nova, Ph.D.        1998    250,000       55,000        --             --           --            --
  President and Chief      1997    225,000       60,000        --             --          160,378        --
  Operating Officer....    1996    198,000       39,600        --             --           49,999        --

W. J. Kitchen, Sc.D.       1998    250,000      143,000   $124,798(1)         --           --            --
 Senior Vice President,    1997      4,808(2)     --         6,660(1)         --          233,333        --
 Operations............

James P. O'Connell, Ph.D.  1998    230,000       27,000     16,710(1)         --           --            --
 Vice President,           1997    218,000       35,000        --             --          106,096        --
 Science and Technology    1996    206,000       38,600     19,428(1)         --           33,333        --

Kieran T. Gallahue,        1998    223,421       32,000    120,324(1)         --          133,332        --
 Vice President,
 Strategic
 Marketing.............

-------------------

(1) Amount represents reimbursement of expenses and related income taxes incurred in relocating to San Diego, and includes a $9,000 housing allowance in 1998 for each of Dr. Kitchen and Mr. Gallahue.

(2) Dr. Kitchen joined the Company in December 1997, and his salary for 1997 reflects a partial month of service.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     On January 5, 1994, the Company entered into an agreement with Dr. Tina Nova relating to her employment as President and Chief Operating Officer of the Company. The agreement provided for an initial annual base salary of $170,000 (since increased to $267,500). Additionally, the agreement entitled Dr. Nova to purchase 100,071 shares of Company Common Stock at $.075 per share, and an additional 100,000 shares of Common Stock at $.15 per share as the Company achieved its first round financing and certain other milestones. Dr. Nova is also entitled to a severance payment equal to six months salary in the event her employment with the Company is terminated without cause.

     On November 15, 1994, the Company entered into an agreement with Dr. James
P. O'Connell relating to his employment as a Vice President of the Company. The agreement provided for an initial annual base salary of $196,000 (since increased to $240,000) and a guaranteed bonus of at least $30,000 during Dr. O'Connell's first two years of employment with the Company. The agreement also entitled Dr. O'Connell to purchase 66,666 shares of Company Common Stock at $.075 per share. Additionally, Dr. O'Connell is entitled to a severance payment of six months salary if his employment is terminated without cause or if Dr. O'Connell terminates his employment for good reason.

     On October 28, 1997, the Company entered into an agreement with Dr. W. J. Kitchen relating to his employment as Senior Vice President, Operations of the Company. The agreement provided for an initial annual base salary of $250,000 (since increased to $263,750) and a guaranteed bonus of $110,000. It also provides for an additional bonus of up to $40,000 upon the achievement of certain milestones such that Dr. Kitchen is provided with a minimum potential of $400,000 in total compensation per year over his first four years of employment. In addition, Dr. Kitchen was entitled to purchase 233,333 shares of Company Common Stock at $.90 per share, of which 200,000 shares vest ratably on a monthly basis over four years, except that the initial 25% of such shares would not vest until Dr. Kitchen's first anniversary of employment, and the remaining 33,333 vest in equal installments over six years upon the attainment of certain milestones. The agreement further provides for a relocation loan of $200,000 which is forgivable over four years and is secured by a deed of trust. Dr. Kitchen is also entitled to a severance payment of up to two years salary in the event his employment is terminated without cause during his first two years of employment.

     On December 16, 1997, the Company entered into an agreement with Mr. Kieran
T. Gallahue relating to his employment as Vice President, Strategic Marketing of the Company. The agreement provided for an initial annual base salary of $225,000 (since increased to $235,000) and eligibility for a bonus of $40,000 for 1998 based upon the achievement of certain milestones. In addition, Mr. Gallahue was entitled to purchase 133,332 shares of Company Common Stock at fair market value, of which 116,666 shares vest ratably on a monthly basis over four years, except that the initial 25% of such shares would not vest until Mr. Gallahue's first anniversary of employment, and the remaining 16,666 shares vest in equal installments over six years upon the attainment of certain milestones. The agreement further provides for a relocation loan of $40,000 which is forgivable over four years and is secured by a deed of trust. Mr. Gallahue is also entitled to a severance payment of up to six months salary in the event his employment is terminated without cause during his first year of employment.

COMPENSATION OF DIRECTORS

     Non-Employee Directors receive $1,500 per Board meeting attended or $500 per Board meeting participated in by phone, $500 per committee meeting attended or participated in by phone, and are reimbursed for certain expenses incurred in connection with attendance at Board and Committee meetings. In addition, continuing non-employee Directors receive automatic grants of options to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders, which options vest in full upon completion of one year of service from the date of grant, and new non-employee Directors receive a one-time grant of options to purchase 25,000 shares of the Company's common stock, which options vest on a monthly basis (provided that no vesting occurs until the optionee has completed at least one year of service from the date of grant). Directors are also eligible to participate in the Company's 1997 Stock Plan described below.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during 1998 were Cam Garner and Thomas Lynch.

     Mr. Lynch is Executive Vice President, Chief Financial Officer and a director of Elan, an entity which owns 1,287,878 shares of Company Common Stock and with which the Company entered into a collaborative research and development agreement in December 1997. In 1998, the Company recorded revenues of approximately $929,000 pursuant to such agreement.

                                  STOCK OPTIONS

     The following tables summarize option grants to and exercises by the Company's Chief Executive Officer and the Named Executive Officers during fiscal 1998, and the value of the options held by such persons at the end of fiscal 1998. The Company does not grant stock appreciation rights.


                          OPTION GRANTS IN FISCAL 1998

                                                 INDIVIDUAL GRANTS
                                                 -----------------                     POTENTIAL REALIZABLE
                                NUMBER OF      PERCENT OF                                VALUE AT ASSUMED
                               SECURITIES    TOTAL OPTIONS      EXERCISE                  ANNUAL RATES OF
                               UNDERLYING      GRANTED TO       OR BASE                 STOCK APPRECIATION
                                 OPTIONS      EMPLOYEES IN       PRICE     EXPIRATION   FOR OPTION TERM(3)
             NAME              GRANTED(#)   FISCAL YEAR 1998   ($/SH)(1)    DATE(2)     -------------------
             ----              ----------   ----------------   ---------    -------       5%($)     10%($)
Howard C. Birndorf.........        --             --              --          --           --         --
Tina S. Nova, Ph.D.........        --             --              --          --           --         --
W. J. Kitchen, Sc.D........        --             --              --          --           --         --
James P. O'Connell, Ph.D...        --             --              --          --           --         --
Kieran T. Gallahue.........     133,332          9.9%           $3.00       1/29/08    $251,555    $637,491

----------

(1) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(2) All options granted in 1998 have been exercised in full, however, the shares issued upon exercise are subject to repurchase by the Company. The Company's right of repurchase lapses as the shares vest.

(3) The 5% and 10% assumed rates of appreciation are suggested by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

         AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND VALUE OF OPTIONS
                              AT END OF FISCAL 1998

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                   VALUE         OPTIONS AT END OF           OPTIONS AT END OF
                                                 REALIZED         FISCAL 1998(#)              FISCAL 1998($)
                              SHARES ACQUIRED   ----------   -------------------------   -------------------------
             NAME              ON EXERCISE(#)     ($)(1)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----             ---------------   ----------   -------------------------   -------------------------
Howard C. Birndorf.........         --              --                  --                          --
Tina S. Nova, Ph.D.........         --              --                  --                          --
W. J. Kitchen, Sc.D........         --              --                  --                          --
James P. O'Connell, Ph.D...         --              --                  --                          --
Kieran T. Gallahue.........     133,332(2)          --                  --                          --

--------------
(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2) In connection with the acquisition of shares, Mr. Gallahue received a loan from the Company pursuant to a five-year full recourse promissory note, which note is secured by the shares acquired.


OPTION REPRICING

     As discussed in the "Report of the Compensation Committee on Annual Compensation", on September 25, 1998 the Company exchanged certain employee stock options granted on or after April 1, 1998 with an exercise price higher than the market price at such time for options with an exercise price equal to the then current market value. This exchange required that an employee surrender options having an exercise price greater than $3.8125 for the same number of options at the current market price. No Named Executive Officer participated in the exchange. The following table sets forth certain information concerning all repricings of options since the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") held by executive officers of the Company:

                           TEN-YEAR OPTION REPRICINGS

                                                                                               Length of
                                  Number of     Market                                         Original
                                  Securities    Price                                          Option Term
                                  Underlying    of Stock at    Exercise Price                  Remaining at
Name and                          Option        Time of        at Time of       New Exercise   Date of
Position                Date      Repriced(#)   Repricing($)   Repricing($)     Price($)       Repricing
--------                ----      -----------   ------------   -------------    --------       ---------
Daniel D. Burgess,     09/25/98     25,000       $3.8125         $7.50          $3.8125        118 months
 Vice President and    09/25/98    125,000       $3.8125         $7.00          $3.8125        118 months
 Chief Financial
 Officer.......

                REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is pleased to present its report on executive compensation. This report is provided by the Committee to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's executive officers and describes the basis on which compensation determinations for 1998 were made by the Committee. In making its determination, the Committee has relied, in part, on geographic and competitive considerations, independent surveys of compensation of management of companies in the biotechnology industry, including companies included in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this proxy statement, and recommendations of management.


COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Committee believes that compensation of the Company's executive officers should:

     - Encourage creation of stockholder value and achievement of strategic corporate objectives.

     - Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     -    Recognize individual initiative, effort and accomplishment.

     - Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

     - Provide a total compensation opportunity that is competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

     - Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.


KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Compensation Committee has determined that compensation of executive officers will be based, in part, on the Company's achievements of its objectives established with the Board of Directors, the individual contributions and achievements of each executive officer and the financial position of the Company. The Company's existing compensation structure for executive officers generally includes a combination of base salary, bonus, and stock options.

     BASE SALARY

     Compensation levels are largely determined through comparisons with companies of similar size and complexity in the biotechnology industry and companies with which the Company competes for key personnel. Cash compensation for the Company's executive officers is generally targeted at the median of the companies reviewed. In establishing base salaries for 1998 the Committee considered, among other things, the Company's achievements in advancing its products and accomplishing other business objectives, and the individual contributions and achievements of each executive officer. Actual compensation is based on an evaluation of job responsibilities for the position, comparisons of compensation levels, Company achievements and individual performance. Individual performance is evaluated by reviewing organizational and management development progress against individual contributions and achievements and the degree to which teamwork and Company values are fostered. At the beginning of fiscal 1998, goals were established for the Company and approved by the Board of Directors. Goals set for 1998 included: completion of an initial public offering; achievement of certain research and development milestones; continued development of the Company's intellectual property portfolio; and progress in its corporate collaborations. Compensation levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

     BONUS

     The Committee may award bonuses at the end of the fiscal year based on the Company's achievements and the individual's contributions to those achievements, if it deems such an award to be appropriate. Based on the Company's achievement of a number of key objectives in 1998 that were important for the continued growth and development of the Company, including: completing an initial public offering and a concurrent private placement generating aggregate proceeds of approximately $63.9 million; achieving research milestones in its joint ventures with Becton, Dickinson and Aventis Research and Technologies; progress in its research and development programs; and obtaining key patents covering its microelectronic array and optical memory and storage technology, the Committee decided to award cash bonuses for 1998 to officers and certain key employees.

     STOCK OPTIONS

     The Company's 1997 Stock Plan is administered by the Company's Compensation Committee, which is a committee of outside directors of the Company. The Compensation Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be closely aligned. Therefore, executive officers, as well as all employees, are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Company at a specified price. The number of stock options granted to executive officers, including the Chief Executive Officer, is based on the Company's achievements during the year and the individual's contributions to those achievements, individual performance and a review of data on the range of aggregate annual option grants compared to the number of shares of stock outstanding for officers with similar duties and titles at biotechnology companies taking into account differences in such companies' stock prices, stage of development, achievements and the like.


CHIEF EXECUTIVE OFFICER COMPENSATION

     The salary paid to Howard Birndorf, the Company's Chief Executive Officer, was $300,000 in 1998. In establishing Mr. Birndorf's base salary, the Compensation Committee reviewed the results of a survey of executive salaries of the officers of similar companies in the biotechnology industry. In addition, the Committee recognized Mr. Birndorf's efforts in advancing the development and growth of the Company and the corporate objectives achieved in 1998. Specifically, corporate objectives achieved included the initial public offering and concurrent private placement, research and development milestones, corporate collaborations and financial performance. The Committee determined that these accomplishments were critical to the Company's future growth and enhancement of stockholder value and, accordingly, determined to compensate Mr. Birndorf for his efforts on behalf of the Company.

     Mr. Birndorf is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.


COMPENSATION COMMITTEE REPORT ON OPTION REPRICING

     In September 1998, the Compensation Committee of the Company unanimously approved resolutions authorizing the exchange of certain outstanding stock options held by employees of the Company, including executive officers, on the terms described below. The overall purpose of the Company's 1997 Plan had been to attract and retain the services of the Company's employees and to provide incentives to such persons to exert exceptional efforts for the Company's success. The Committee concluded that the decline in the market value of the Company's Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Accordingly, the Committee approved the exchange program described below:

     Employees of the Company who had been granted stock options between April 1, 1998 and September 25, 1998, including one executive officer, were given the opportunity to exchange those unexercised options granted on or after April 1, 1998, with an exercise price above $3.8125 per share, the closing price on September 25, 1998 (the "Old Options"), for new options ("New Options") on a one-for-one basis. The exercise price of the New Options is $3.8125 per share. The term of the New Options is ten years from September 25, 1998. The optionee must be employed by, or under contract to, the Company through September 25, 1999 in order to exercise the New Options and the New Options are not exercisable until after September 25, 1999, regardless of the Old Options' vesting schedule, unless the holder is terminated involuntarily and without cause prior to September 25, 1999 or in certain other circumstances. Daniel D. Burgess was the only executive officer eligible to participate in this repricing program.

     This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                    COMPENSATION COMMITTEE

                    Cam L. Garner
                    Thomas G. Lynch

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a quarterly comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") since April 14, 1998 (the effective date of the Company's initial public offering). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.



                                     [GRAPH]



                           4/16/98     6/30/98     9/30/98     12/31/98     3/31/99
                           -------     -------     -------     --------     -------
Nanogen, Inc.              $100.00     $ 59.66     $33.24      $ 36.36      $87.50
Nasdaq Composite            100.00      101.28      90.51       116.47      128.26
Nasdaq Pharmaceutical       100.00       96.11      90.95      120.761      136.99

     Assumes a $100 investment on April 14, 1998 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

     The Nasdaq Pharmaceutical Index includes all companies listed on The Nasdaq Stock Market within SIC Code 283. A list of those companies included in the Nasdaq Pharmaceutical Index may be obtained by contacting the Company's corporate secretary at Nanogen, Inc., 10398 Pacific Center Court, San Diego, CA 92121.

                             CERTAIN TRANSACTIONS

     In June 1995, Howard Birndorf and Tina Nova, Ph. D. each purchased 100,000 shares of common stock at $.15 per share. In connection with the purchase of these shares, the Company loaned each of Mr. Birndorf and Dr. Nova $15,000 at an interest rate of 6.72% per annum pursuant to five-year full recourse promissory notes, which notes are secured by their respective shares purchased. In August 1996, Mr. Birndorf purchased an additional 183,332 shares and Dr. Nova purchased an additional 49,999 shares of Common Stock at $.15 per share. In connection with such purchases, the Company loaned Mr. Birndorf and Dr. Nova $27,500 and $7,500, respectively, at an interest rate of 6.36% per annum pursuant to five-year full recourse promissory notes, which notes are secured by their respective shares purchased.

     In November and December 1997 and March 1998, certain officers and directors of the Company exercised options to purchase an aggregate of 1,155,835 shares of the Company's Common Stock. As consideration for such shares the Company received full recourse promissory notes, bearing interest at 6.01%, from directors and officers Birndorf (an aggregate of 437,496 shares for $393,747) and Nova (an aggregate of 160,378 shares for $144,341) and executive officers Leonhardt (85,200 shares for $76,680), O'Connell (106,096 shares for $95,486), Kitchen (233,333 shares for $209,650) and Gallahue (133,332 shares for $399,800). The principal and accrued interest on such five-year promissory notes will be payable in 2002 or 2003, as appropriate. The payment of each promissory note is secured by a pledge of the shares purchased by such director and/or executive officer.

     In March 1998, the Company loaned W. J. Kitchen $200,000 pursuant to a four-year promissory note in connection with his relocation to San Diego. The loan, which bears interest at 6.01% per annum and is secured by a deed of trust, is forgivable by the Company over four years. Additionally, in April 1998, the Company made a relocation loan to Kieran Gallahue of $40,000 pursuant to a four-year promissory note. The loan, which bears interest at 6.01% per annum and is secured by a deed of trust, is also forgivable by the Company over four years.

     As of May 3, 1999, aggregate outstanding indebtedness of directors and executive officers in favor of the Company was as follows: Mr. Birndorf, $481,384; Dr. Nova, $185,424; Dr. O'Connell, $104,356; Dr. Kitchen, $381,659;
Mr. Gallahue, $454,387; and Mr. Leonhardt, $83,803.

     In December 1997, the Company entered into a collaborative research and development agreement with Elan. Thomas G. Lynch, a director of the Company, is Executive Vice President, Chief Financial Officer and a director of Elan. The Company recorded revenues of approximately $929,000 in 1998 pursuant to such agreement.

     In January 1998 the Company acquired its former parent corporation, Nanotronics, Inc., a California corporation ("Nanotronics"). Nanotronics' assets are primarily intellectual property and certain government grants. Andrew Senyei, a former director of Nanogen, was a director of Nanotronics and an affiliate of the principal Nanotronics shareholders. Mr. Birndorf was also a shareholder of Nanotronics. In connection with the acquisition, Nanogen issued to the stockholders of Nanotronics an aggregate of 132,334 shares of its Series D Preferred Stock and a warrant for the purchase of 993 shares of Series D Preferred Stock.

     In April 1998, concurrent with its initial public offering, the Company completed a private placement of an aggregate of 1,909,089 shares of its Common Stock to Becton, Dickinson & Company, Hoechst AG (through a subsidiary) and Elan, resulting in net proceeds to the Company of $6.0 million, $10.0 million and $5.0 million, respectively.

     In November 1998 the Company entered into a Standstill Agreement and Right of First Negotiation with Graviton, Inc. ("Graviton") granting the Company an exclusive period of time to negotiate a license to certain technologies licensed to and/or developed by Graviton. In exchange for such agreement, the Company advanced to Graviton a secured loan in the amount of $500,000. If a license agreement is entered into, the $500,000 loan will be creditable against any license fees due thereunder. Messrs. Birndorf and Byers, both directors of the Company, are also directors of and investors in Graviton. Additionally, Dr. Tina Nova, a director and the Company's President and Chief Operating Officer, is the spouse of Dr. Michael Nova, the president of Graviton. Together,

Messrs. Birndorf, Byers and Nova hold a controlling ownership interest in Graviton. Given the interrelationship among the parties, the Company's Board appointed a committee of disinterested Board members to evaluate this opportunity. After full disclosure of the above-referenced interrelationships, the Committee determined that it was in the best interests of the Company to proceed as outlined.

     The Company believes that the foregoing transactions were in its best interests. It is the Company's current policy that all transactions by the company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                                  PROPOSAL 2
                       APPROVAL OF THE AMENDMENT OF THE
                    NANOGEN, INC. 1997 STOCK INCENTIVE PLAN

     The 1997 Stock Incentive Plan (the "1997 Stock Plan") was adopted by the Board of Directors and was approved by the stockholders as of August 1, 1997. The 1997 Plan replaced the 1993 Stock Plan and 1995 Stock Option/Stock Issuance Plans (collectively, the "Prior Stock Plans"). At the date of adoption of the 1997 Stock Plan a total of 342,419 shares of Common Stock were available for future issuance under the Prior Stock Plans, which shares are available for grants under the 1997 Stock Plan. If any option granted under the Prior Stock Plans expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will become available for additional option grants under the 1997 Stock Plan. Although all future awards will be made under the 1997 Stock Plan, awards made under the Prior Stock Plans will continue to be administered in accordance with the 1993 Stock Plan or the 1995 Stock Option/Issuance Plan, as applicable (the 1997 Stock Plan together with the Prior Stock Plans are referred to as the "Stock Option Plans"). On January 22, 1999 the Board of Directors amended the plan to reserve an additional 925,000 shares for issuance under the 1997 Stock Plan, subject to the approval of the Company's stockholders at the Annual Meeting.

     The following is a summary of the material terms and provisions of the 1997 Stock Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Stock Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the corporate offices in San Diego, California.


DESCRIPTION OF THE 1997 STOCK PLAN

     PURPOSE

     The purpose of the 1997 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire stock or receive other incentives, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership the success of the Company largely depends. The Company's Board of Directors believes that the 1997 Stock Plan will constitute an important means of compensating key employees.

     SHARES SUBJECT TO THE 1997 STOCK PLAN

     The total number of restricted shares, stock units, options and SARs available for grant under the 1997 Stock Plan is 3,508,760 (which number includes the 925,000 share increase that stockholders are being asked to approve). This amount will be increased by any forfeited or unexercised shares under the Prior Stock Plans. Also, forfeited or unexercised shares under the 1997 Stock Plan generally become available for new grants under the 1997 Stock Plan. If any restricted shares, stock units, options or SARs are forfeited, or if options or SARs terminate for any other reason prior to exercise (other than the exercise of a related SAR or option, and including any forfeiture or termination under the 1997 Stock Plan), then they again become available for awards under the 1997 Stock Plan.

     OUTSTANDING GRANTS

     As of April 27, 1999, an aggregate of 1,294,665 options were outstanding under the Stock Option Plans. As of April 27, 1999, approximately 137 employees, 4 directors and 10 consultants or advisors were eligible to participate in the Plan. On April 27, 1999, the closing price of the Company's Common Stock on the Nasdaq National Market was $7.75 per share. Of the 4,123,408 options granted under the Stock Option Plans, 2,683,486 have been exercised. As of April 27, 1999, an aggregate of 87,187 shares (which number excludes the 925,000 share increase that stockholders are being asked to approve) are authorized, but unissued under the Stock Option Plans.

     As of April 27, 1999, the following persons or groups had in total received restricted stock, stock units and/or options under the Stock Option Plans:
(i) the Chief Executive Officer and the other remaining officers named in the Summary Compensation Table: Mr. Birndorf 745,828 shares; Dr. Nova 330,377 shares; Dr. Kitchen 248,333 shares; Dr. O'Connell 254,428 shares; and Mr. Gallahue 148,332 shares; (ii) all current executive officers of the Company as a group: 2,202,914 shares; (iii) all current directors who are not executive officers as a group: 49,998 shares; (iv) the nominees for Class I director: Mr. Birndorf 745,828 shares and Mr. Garner 16,666 shares; (v) each associate of any of such current directors, executive officers or nominees:
no shares; (vi) each person who has received five percent of options granted other than those included above: no shares; and (vii) all employees and consultants of the Company: approximately 4,073,410 shares.

     ADMINISTRATION

     The 1997 Stock Plan is administered by the Board of Directors or its delegate, currently the Compensation Committee. The Board of Directors, or its delegate, selects the employees of the Company who will receive awards, determines the size of any award and establishes any vesting or other conditions. Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 1997 Stock Plan, although incentive stock options may be granted only to employees. No individual may receive options or stock appreciation rights ("SARs") covering more than 500,000 shares in any calendar year. The participation of the outside directors of the Company is limited to 25% of shares available under the 1997 Stock Plan.

     The 1997 Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued restricted shares must pay the par value of such restricted shares to the Company.

     RESTRICTED STOCK

     Restricted shares are shares of Common Stock that are subject to repurchase by the Company at the employee's purchase price in the event that the applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

     The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash if permitted by the Compensation Committee.

     OPTIONS

     Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years (five years for 10% stockholders), and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the date of grant (or 110% of fair market value at the date of grant for 10% stockholders). The exercise price of an NSO must be equal to or greater than the par value of the Common Stock on the date of grant.

     The exercise price of an option may be paid in any lawful form permitted by the Board of Directors or its delegate, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned for at least six months by the optionee. The Board of Directors or its delegate may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company. The 1997 Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions or by promissory note.

     STOCK APPRECIATION RIGHTS

     An SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the Company, either in shares of Common Stock or in cash or a combination of the two, with the Board of Directors or its delegate having the discretion to determine the form in which such payment will be made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. A participant may receive not more than 200,000 SARs within one calendar year. Unless otherwise permitted by the Board of Directors or its delegate, all options and SARs are nontransferable prior to the optionee's death.

     VESTING

     The Board of Directors or its delegate determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated in the event of the employee's death, disability or retirement or in the event of a change in control with respect to the Company. The Board of Directors has in the past granted and may in the future grant options which provide for mandatory acceleration of vesting in the event of a change in control.

     OTHER PROVISIONS

     For purposes of the 1997 Stock Plan, the term "change in control" is defined as any one of the following: (i) any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (ii) upon a merger or consolidation of the Company with or into another corporation or entity or any other corporate reorganization in which over 50% of the combined voting power of the continuing or surviving entity immediately after the merger, consolidation or reorganization is owned by persons who were not stockholders of the Company immediately prior to the merger, consolidation or reorganization; or (iii) a change in the composition of the Board of Directors in which fewer than half of the incumbent Directors had been Directors 24 months prior to the change or were elected or nominated with the affirmative votes of Directors 24 months prior to the change.

     The 1997 Stock Plan provides that if any payment (or transfer) by the Company causes the employee to recognize a "golden parachute" excise tax under
Section 4999 of the Internal Revenue Code, then the Company shall make such cash payments as are necessary to reimburse the employee for all additional taxes caused thereby.

     The Board of Directors is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

     Members of the Company's Board of Directors who are not employees of the Company are eligible for awards under the 1997 Stock Plan. However, such outside directors are not eligible for ISO grants. Total shares available to outside directors is limited to 25% of total shares available under the 1997 Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the federal income tax consequences of the 1997 Stock Plan as it relates to share awards, nonqualified stock options and incentive stock options is intended to be a summary of applicable federal law. State and local tax consequences may differ.

     SHARE AWARDS

     If a participant is awarded or purchases shares, the amount by which the fair market value of the shares on the date of award or purchase exceeds the amount paid for the shares will be taxed to the participant as ordinary income. The Company will be entitled to a deduction in the same amount provided it makes all required withholdings on the compensation element of the sale or award. The participant's tax basis in the shares acquired is equal to the share's fair market value on the date of acquisition. Upon a subsequent sale of any shares, the participant will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than one year before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

     If a participant is awarded or purchases shares that are subject to a vesting schedule, the participant is deemed to receive an amount of ordinary income equal to the excess of the fair market value of the shares at the time they vest over the amount (if any) paid for such shares by the participant. The Company is entitled to a deduction equal to the amount of the income recognized by the participant.

     Code Section 83(b) permits a participant to elect, within 30 days after the transfer of any shares subject to a vesting schedule to him or her, to be taxed at ordinary income rates on the excess of the fair market value of the shares at the time of the transfer over the amount (if any) paid by the participant for such shares. Withholding taxes apply at that time. If the participant makes a
Section 83(b) election, any later appreciation in the value of the shares is not taxed as ordinary income, but instead is taxed as capital gain when the shares are sold or transferred.

     OPTIONS

     Incentive stock options and nonqualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Nonqualified stock options need not comply with such requirements.

     An optionee is generally not taxed on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following grant and at least one year following exercise, the optionee's gain, if any, upon a subsequent disposition of such shares is a capital gain (or loss). The measure of the gain is the difference between the proceeds received on disposition and the optionee's basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an incentive stock option before satisfying the one and two-year holding periods described above, the optionee will recognize both ordinary income and capital gain (or loss) in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the optionee's adjusted basis in the stock (usually the option price) or
(ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a disposition will be capital gain if the stock had been held for at least one year following exercise of the incentive stock option. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares, in an amount equal to the ordinary income recognized by the optionee.

     An optionee is not taxed on the grant of a nonqualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain on subsequent disposition of the shares is a capital gain if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

STOCK INCENTIVE PLAN BENEFITS

     The Board is authorized, within the provisions of the 1997 Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers as a group and all other key employees are not determinable.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT
               OF THE NANOGEN, INC. 1997 STOCK INCENTIVE PLAN.

                                   PROPOSAL 3
                       RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the fiscal year ended December 31, 1999, subject to ratification by the stockholders. Representatives of Ernst & Young are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT
                              OF ERNST & YOUNG LLP.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than January 4, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

     The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. In 1998, all of the Company's directors, executive officers and 10% stockholders timely filed such reports, with the exception of Daniel D. Burgess, who filed on August 19, 1998 a Form 3 due on August 13, 1998.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Nanogen, Inc., 10398 Pacific Center Court, San Diego, California 92121, (619) 546-7700. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 15, 1999.

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.


                                   By order of the Board of Directors.


                                   /s/  HARRY J. LEONHARDT


                                   Harry J. Leonhardt
                                   Vice President, General Counsel and Secretary

                                  NANOGEN, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON JUNE 30, 1999

     HARRY J. LEONHARDT, ESQ. and DANIEL D. BURGESS, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Nanogen, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton La Jolla Torrey Pines, located at 10950 North Torrey Pines Road, La Jolla, California 92037 on June 30, 1999 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS I DIRECTORS AND FOR ITEMS 2 AND 3.

                  (continued and to be signed on reverse side)

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                             =FOLD AND DETACH HERE=

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE 2 NOMINEES FOR
                    CLASS I DIRECTOR AND FOR ITEMS 2 AND 3.

                                                             -------------------
                                                              Please mark your
                                                              votes as indicated
                                                              in this example
                                                             FOR AGAINST ABSTAIN
                                                                     X
                                                             -------------------

                                 FOR                      WITHHOLD
                         all nominees listed              AUTHORITY
                          below (except as             to vote for all
                       marked to the contrary)      nominees listed below


1. ELECTION OF DIRECTORS                2.  To approve an amendment of the 1997
                                            Stock Plan to increase the number of
                                            shares authorized for issuance
   Nominees:     Howard C. Birndorf         thereunder by 925,000 shares:
                 Cam L. Garner
                                        3.  To ratify the appointment of Ernst &
                                            Young LLP as the Company's
                                            independent auditors:

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)




                                PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD
                                    PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature(s)___________________________________________ Dated:___________ , 1999

Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.


--------------------------------------------------------------------------------
                             =FOLD AND DETACH HERE=